Exhibit 99.1

BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	May 20, 2005

Omaha, NE (BRK.A; BRK.B) – Berkshire Hathaway Inc. announced today that its subsidiary, General Re Corporation, has terminated the consulting services of its former Chief Executive Officer, Ronald E. Ferguson, after Mr. Ferguson earlier today invoked the Fifth Amendment in response to questions from the Securities and Exchange Commission and the Department of Justice relating to their ongoing investigations. Mr. Ferguson had been subpoenaed to provide testimony in connection with these investigations.

Mr. Ferguson had been providing consulting services to General Re and certain of its affiliates under a consulting agreement entered into when Mr. Ferguson stepped down as CEO of General Re on October 1, 2001.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the Company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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